Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., Nov. 18, 2010 /PRNewswire-FirstCall/ -- The Board of Directors of Bank of South Carolina Corporation, (Nasdaq: BKSC) the parent Company for The Bank of South Carolina, declared a $.10 per share quarterly dividend payable December 17, 2010 to shareholders of record as of November 30, 2010.  Hugh C. Lane, Jr., President and Chief Executive Officer of The Bank of South Carolina, stated, "We thought that it was important to declare and pay this quarterly dividend in 2010 due to the possibility of changes in the current tax rates and the impact it would have on our shareholders.  We are pleased that we have been able to share the success of the Company with our shareholders through our quarterly dividends and our 10% stock dividend declared in August."

In addition Mr. Lane announced that for the seventieth consecutive quarter, The Bank of South Carolina received a five star rating from Bauer Financial.

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community.  Our website is www.banksc.com.  Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT:  Sheryl G. Sharry, +1-843-724-1500